EXHIBIT 11

            MGIC INVESTMENT CORPORATION AND SUBSIDIARIES
            STATEMENT RE COMPUTATION OF NET INCOME PER SHARE
             Three Months Ended March 31, 2001 and 2000

                                                     Three Months Ended
                                                         March 31,
                                              ---------------------------------
                                                    2001              2000
                                                    ----              ----
                                (In thousands of dollars, except per share data)

BASIC EARNINGS PER SHARE

Average common shares outstanding                   106,883            105,851
                                              ==============     ==============
Net income                                    $     157,924      $     127,220
                                              ==============     ==============
Basic earnings per share                      $        1.48      $        1.20
                                              ==============     ==============

DILUTED EARNINGS PER SHARE

Adjusted shares outstanding:
  Average common shares outstanding                 106,883            105,851
  Net shares to be issued upon exercise of
    dilutive stock options after applying
    treasury stock method                               934              1,009
                                              --------------     --------------
  Adjusted shares outstanding                       107,817            106,860
                                              ==============     ==============
Net income                                    $     157,924      $     127,220
                                              ==============     ==============
Diluted earnings per share                    $        1.46      $        1.19
                                              ==============     ==============